Exhibit 99.1

JOINT FILING AGREEMENT


The undersigned, William D Johnston and Greenleaf Capital, Inc, do hereby agree that Schedule 13 D to which this Exhibit 1 is attached is being filed on their behalf the 5th day of March 2012.



_________________________________
William D Johnston


Greenleaf Capital, Inc.



By:  _____________________________
William D Johnston, President